PRESS RELEASE May 14, 2013	For Immediate Release Contact: Shannon Zimmerman Chief Executive Officer/Chief Financial Officer email: szimmerman@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Financial Results for

First Quarter 2013

Revenues grow 18.5%

RIVER FALLS, WI- May 14, 2013- Sajan, Inc., (SAJA.OB) a provider of global language services and translation management software, today reported financial results for the quarter ended March 31, 2013.

Revenues for the quarter ended March 31, 2013 were $5.5 million, which represented an increase of 18.5% over revenues for the quarter ended March 31, 2012 of $4.7 million. The Company reported net income for the first quarter of 2013 of approximately $16,000, compared to a net loss of approximately $790,000, for the same quarter last year. Financial results included non-cash expense related to stock options of approximately $49,000, in the three months ended March 31, 2013 compared to approximately $55,000, in the three months ended March 31, 2012.

“The first quarter saw both revenue and new client additions rise. Response to our technology release of Transplicity is quite favorable. The business has solid momentum and will remain focused on continual improvement,” noted Sajan CEO, Shannon Zimmerman.

Conference Call Details

The company’s investors will have the opportunity to listen to management’s discussion of its business operations, financial results and growth strategies on a conference call at 10:30 a.m. (Central time) on May 14, 2013. The company invites all those interested to join the call by dialing 1-888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 11:59 p.m. CT on May 21, 2013 by dialing 1-888-566-0673.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry leading language translation management system technology – Transplicity – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and Singapore. Sajan is publicly traded under the symbol SAJA. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 29, 2013, under the heading “Item 1A. Risk Factors”.  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended March 31,
	2013	2012
Revenues	$5,524,202	$4,663,731
Operating Costs:
Cost of revenues (exclusive of depreciation and amortization)	3,412,746	3,121,765
Sales and marketing	740,081	602,562
Research and development	163,391	446,726
General and administrative	949,751	966,210
Depreciation and amortization	205,906	220,916
Loss on subsidiary closure	-	80,113
Income (Loss) from Operations	52,327	(774,561)
Other income (expense), net	(23,307)	(15,040)
	29,020	(789,601)
Income (loss) before income taxes
Income tax expense	(13,347)	-
Net income (loss)	$15,673	($789,601)
Income (loss) per common share – basic & diluted	$0.00	($0.05)
Weighted average shares outstanding – basic	16,268,393	16,179,193
Weighted average shares outstanding – diluted	16,423,315	16,179,193

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$884,545	$892,939
Accounts receivables, net of allowance of $15,000	3,568,283	3,192,337
Unbilled services	1,207,894	1,015,429
Other current assets	613,413	492,854
Total current assets	6,274,135	5,593,559
Property and equipment, net	794,773	805,284
Other assets, net	974,472	897,534
Total assets	$8,043,380	$7,296,377
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payables	$2,724,018	$2,501,772
Line of credit	400,000	400,000
Other current liabilities	1,954,485	1,434,229
Total current liabilities	5,078,503	4,336,001
Long-term liabilities	750,000	757,549
Total liabilities	5,828,503	5,093,550
Stockholders’ equity	2,214,877	2,202,827
Total liabilities and stockholders’ equity	$8,043,380	$7,296,377